Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Monday, November 19, 2012		Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines CEO Signs New Three-Year Contract Extension

HONOLULU — Hawaiian Holdings, Inc. Chairman of the Board Lawrence S. Hershfield today announced that Hawaiian Airlines President and Chief Executive Officer Mark B. Dunkerley has signed a new three-year contract extension to continue leading the airline through 2016.

“Mark’s leadership in the development and successful execution of Hawaiian’s long term business plan has been exemplary, and the Board is pleased that he will continue to lead the evolution of the business for years to come,” Hershfield said.

Dunkerley commented, “I’m thrilled to be continuing at Hawaiian Airlines. It’s a privilege to work with everyone at our company and I am more excited about the prospect of what lies ahead for our company than at any other time in my years at Hawaiian. I’d like to thank our Board of Directors for their continued support.”

Hawaiian Airlines has twice been rated higher than any other U.S. airline for overall service quality by the Airline Quality Rating (AQR) study and has led the industry in on-time flight performance for each of the past eight years (2004-2011), as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

About Hawaiian Airlines

Now in its 84th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. New nonstop service between Honolulu and Brisbane, Australia begins November 27, 2012, and between Honolulu and Auckland, New Zealand on March 13, 2013. Hawaiian also provides approximately 170 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).